EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President – International Division	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2009 Second Quarter Results
OMAHA, Neb., April 2, 2009—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal second quarter ended February 28, 2009.
Second Quarter Results
Second quarter fiscal 2009 total revenues of $65.1 million decreased 40 percent from $108.4 million in the same prior year period. Net earnings were $0.2 million or $0.01 per diluted share compared with $9.7 million or $0.79 per diluted share, in the prior fiscal year’s second quarter.
Total irrigation equipment revenues decreased 41 percent to $48.4 million from $82.6 million in the prior fiscal year’s second quarter. Domestic irrigation revenues decreased 38 percent, while international irrigation revenues decreased 48 percent as compared to the same prior year period. Infrastructure revenues were $16.7 million compared with $25.8 million in the prior year period, a decrease of 35 percent.
Gross margin was 20.4 percent compared to 27.7 percent a year ago on lower irrigation margins from reduced factory volume and lower infrastructure margins primarily resulting from unfavorable product mix due to a delay in the previously announced Mexico City moveable barrier project. Operating expenses decreased $0.5 million to $13.7 million compared to the second quarter of the prior fiscal year and were 21.1 percent of sales in 2009 compared with 13.1 percent of sales in the prior year period. Lower personnel related costs in the quarter were partially offset by inclusion of a full quarter of operating expenses for Watertronics, Inc. which was purchased on January 24, 2008. During the three months ended February 28, 2009, Lindsay had an operating loss of $0.4 million compared to operating income of $15.9 million during the prior year period.
Lindsay’s backlog of unshipped orders at February 28, 2009 was $45.5 million compared with $98.5 million at February 29, 2008. Irrigation backlog of $17.5 million decreased $66.0 million while Infrastructure backlog of $28.0 million increased $13.0 million compared to February 29, 2008.
Six Month Results
Total revenues for the six months ended February 28, 2009 were $178.3 million, a 3 percent decrease from $184.3 million for the prior year’s six-month period. Total irrigation equipment revenues of $134.4 million declined 3 percent from a year ago, while infrastructure revenues declined 3 percent to $43.9 million. The Company’s operating income for the six-month period was $11.3 million compared to $22.4 million during the prior year period. Net earnings were $6.5 million or $0.52 per diluted share, as compared to $14.0 million, or $1.15 per diluted share for the prior year period.

Outlook
Rick Parod, president and chief executive officer, commented, “General economic conditions and agricultural commodity prices remained unfavorable during the quarter adversely affecting the willingness of farmers to make investments in capital goods. During the past several months, we have also seen federal, state and local governments limit spending on infrastructure projects, pending availability of funds. Agricultural market conditions are expected to continue to adversely affect irrigation demand for the remainder of our fiscal year, while we do anticipate improved demand for road infrastructure products due to increased funding from the stimulus package. We have reduced staffing and other expenses globally, and will continue to take appropriate actions to control expenses. In addition, our focus on cash flow has strengthened our balance sheet, with cash and marketable securities $16.3 million higher and debt $21.2 million lower compared with the second quarter of last year.”
Parod added, “Expanded food production, efficient water use, and improvements in transportation infrastructure remain very positive long-term growth drivers for our business segments.”
Second-Quarter Conference Call
Lindsay’s fiscal 2009 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748–0479 domestically, or (706) 758-9823 internationally and referring to conference ID # 90338260. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At February 28, 2009, Lindsay had approximately 12.3 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expectation,” “outlook,” “could,” “may,” “should,”, “will” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(in thousands, except per share amounts)	2009	2008	2009	2008
Operating revenues	$65,146	$108,418	$178,267	$184,346
Cost of operating revenues	51,870	78,380	136,342	135,012

Gross profit	13,276	30,038	41,925	49,334

Operating expenses:
Selling expense	5,618	6,222	12,381	11,352
General and administrative expense	6,488	6,507	14,837	12,651
Engineering and research expense	1,619	1,456	3,360	2,962

Total operating expenses	13,725	14,185	30,578	26,965

Operating (loss) income	(449)	15,853	11,347	22,369

Other income (expense):
Interest expense	(480)	(821)	(1,105)	(1,420)
Interest income	225	377	541	853
Other income (expense), net	238	107	(1,468)	221

(Loss) earnings before income taxes	(466)	15,516	9,315	22,023

Income tax (benefit) provision	(616)	5,836	2,843	7,977

Net earnings	$150	$9,680	$6,472	$14,046

Basic net earnings per share	$0.01	$0.82	$0.53	$1.19

Diluted net earnings per share	$0.01	$0.79	$0.52	$1.15

Weighted average shares outstanding	12,285	11,847	12,268	11,806
Diluted effect of stock equivalents	135	410	185	436

Weighted average shares outstanding assuming dilution	12,420	12,257	12,453	12,242

Cash dividends per share	$0.075	$0.070	$0.150	$0.140

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	February, 28	February 29,	August 31,
($ in thousands, except par values)	2009	2008	2008
ASSETS
Current Assets:
Cash and cash equivalents	$41,139	$24,328	$50,760
Marketable securities	—	496	—
Receivables, net of allowance, $1,248, $1,198 and $1,457, respectively	58,741	73,597	88,410
Inventories, net	66,658	60,540	53,409
Deferred income taxes	7,876	6,644	8,095
Other current assets	8,875	9,590	7,947

Total current assets	183,289	175,195	208,621

Property, plant and equipment, net	56,779	54,679	57,571
Other intangible assets, net	28,511	32,608	30,808
Goodwill, net	23,328	24,406	24,430
Other noncurrent assets	4,975	5,590	5,447

Total assets	$296,882	$292,478	$326,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,066	$25,855	$32,818
Current portion of long-term debt	6,171	6,171	6,171
Other current liabilities	29,083	36,395	43,458

Total current liabilities	58,320	68,421	82,447

Pension benefits liabilities	5,603	5,383	5,673
Long-term debt	22,540	43,711	25,625
Deferred income taxes	12,345	9,671	11,786
Other noncurrent liabilities	4,492	6,097	5,445

Total liabilities	103,300	133,283	130,976

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,114,503, 17,846,114 and 18,055,292 shares issued at February 2009 and 2008 and August 2008, respectively)	18,115	17,846	18,055
Capital in excess of stated value	27,615	15,353	26,352
Retained earnings	244,247	216,312	239,676
Less treasury stock (at cost, 5,813,448, 5,963,448 and 5,843,448 shares at February 2009 and 2008 and August 2008, respectively)	(92,796)	(95,190)	(93,275)
Accumulated other comprehensive (loss) income, net	(3,599)	4,874	5,093

Total shareholders’ equity	193,582	159,195	195,901

Total liabilities and shareholders’ equity	$296,882	$292,478	$326,877

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	February 28,	February 29,
($ in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$6,472	$14,046
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	5,311	4,299
Provision for uncollectible accounts receivable	91	(96)
Deferred income taxes	(318)	(52)
Stock-based compensation expense	938	1,303
Other, net	369	(36)
Changes in assets and liabilities:
Receivables, net	25,261	(22,715)
Inventories, net	(16,963)	(15,071)
Other current assets	903	(1,748)
Accounts payable	(5,722)	5,059
Other current liabilities	(13,178)	6,897
Current taxes payable	(5,516)	1,582
Other noncurrent assets and liabilities	340	(3,885)

Net cash used in operating activities	(2,012)	(10,417)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,176)	(7,269)
Proceeds from sale of property, plant and equipment	6	22
Acquisition of business, net of cash acquired	—	(21,154)
Proceeds from settlement of net investment hedge	859	—
Purchases of marketable securities available-for-sale	—	(13,860)
Proceeds from maturities of marketable securities available-for-sale	—	40,995

Net cash used in investing activities	(4,311)	(1,266)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	482	598
Proceeds from issuance of long-term debt	—	15,000
Principal payments on long-term debt	(3,011)	(3,085)
Net borrowings on revolving line of credit	842	—
Excess tax benefits from stock-based compensation	317	2,357
Dividends paid	(1,841)	(1,659)

Net cash (used in) provided by financing activities	(3,211)	13,211

Effect of exchange rate changes on cash	(87)	1,778

Net (decrease) increase in cash and cash equivalents	(9,621)	3,306
Cash and cash equivalents, beginning of period	50,760	21,022

Cash and cash equivalents, end of period	$41,139	$24,328